Exhibit 99.1

Aadi Reports Fourth Quarter and Full Year 2021 Financial Results

and Provides Business Update

-FYARRO™ approved November 22, 2021 and launched February 23, 2022-

-FYARRO added to NCCN® Guidelines as the only preferred therapy to treat malignant PEComa-

-PRECISION 1 tumor agnostic study for TSC1 or TSC2 alterations open for enrollment-

-Ended fourth quarter 2021 with $149.0 million in cash and cash equivalents-

LOS ANGELES, March 17, 2022 – Aadi Bioscience, Inc. (“Aadi”) (Nasdaq: AADI), a biopharmaceutical company focused on developing and commercializing precision therapies for genetically-defined cancers with alterations in mTOR pathway genes, today reported financial results for the fourth quarter and full year ended December 31, 2021 and provided a business update.

“We are well-positioned in 2022 with a strong team, a solid balance sheet, and a highly promising recently approved drug,” stated Neil Desai, Ph.D., Founder, President and Chief Executive Officer of Aadi. “With our recent launch of FYARRO and a new tumor-agnostic registrational trial for nab-sirolimus underway, Aadi is on track with our previously outlined goals and our vision of offering a new cancer treatment to underserved patient populations.”

FYARRO: Recent Highlights

•

In February 2022, Aadi announced the launch and commercial availability of FYARRO (sirolimus protein-bound particles for injectable suspension) (albumin-bound) for intravenous use for the treatment of adult patients with locally advanced unresectable or metastatic malignant PEComa.

•

FYARRO (also known as nab-sirolimus) was added to the National Comprehensive Cancer Network® Clinical Practice Guidelines in Oncology (NCCN® Guidelines) as the only preferred treatment regimen for malignant PEComa.

•

A seasoned commercial team has been hired to call on key centers of excellence that target the majority of the malignant PEComa U.S. patient population, and a distribution network has been established to support the launch of FYARRO. Payer coverage is tracking positively, and product orders have already been received and sent to patients in need.

•

Aadi opened enrollment for its Phase 2 tumor-agnostic registrational trial, PRECISION 1, to evaluate nab-sirolimus in adult and adolescent patients 12 years and older with solid tumors harboring pathogenic inactivating alterations in TSC1 or TSC2 genes in February 2022. The trial consists of two separate arms for TSC1 or TSC2 alterations. Initial clinical data from PRECISION 1 are expected in the first half of 2023.

2021 Corporate Development and Operational Highlights

FYARRO Approval

•

On November 22, 2021, Aadi received U.S. Food and Drug Administration (FDA) approval of its first proprietary product. FYARRO is the first and only FDA-approved treatment for advanced malignant PEComa in adults and was approved in less than four months after the NDA acceptance, and priority review designation was announced on July 26, 2021.

Merger Completion and Public Listing on Nasdaq

•

On August 26, 2021, Aadi completed its merger with Aerpio Pharmaceuticals, Inc. (“Aerpio”), a publicly traded biotechnology company (previously traded on the Nasdaq Global Select Market under “ARPO”), and the combined company began trading on the Nasdaq Capital Market as “AADI” post-merger. As part of the merger, each share of private Aadi common stock was converted into the right to receive 0.3172 shares of Aerpio common stock following a 15:1 reverse split of Aerpio’s common stock.

•	Concurrent to the closing of the merger, the combined company closed the previously announced $155 million private investment in a public equity (PIPE) financing of its common stock.

Board and Leadership: Key Appointments

•	Aadi’s board and leadership team were strengthened with the following appointments in 2021:

•

Emma Reeve was appointed to Aadi’s Board of Directors and as chair of the Audit Committee. Ms. Reeve brings over 25 years of value creation in pharmaceutical, medical device and bio-pharma service companies and a successful track record of transitioning companies from private to public.

•

Brendan Delaney was appointed to the role of Chief Operating Officer. Mr. Delaney has had an established career in oncology-focused commercial leadership roles, launching multiple groundbreaking new products and building effective and cohesive commercial teams. As Chief Commercial Officer at Immunomedics, Inc., Brendan led the launch of TRODELVY®, the first TROP-2 directed antibody-drug conjugate for the treatment of triple-negative breast cancer. Immunomedics was acquired by Gilead Sciences, Inc. for $21 billion.

•

Scott M. Giacobello, CPA, was appointed to the role of Chief Financial Officer and Treasurer. Most recently, Mr. Giacobello was the Chief Financial Officer of GW Pharmaceuticals plc until its $7.2 billion acquisition by Jazz Pharmaceuticals.

•

Loretta M. Itri, M.D., FACP® was appointed to the role of Chief Medical Officer. Dr. Itri’s extensive career spans clinical and regulatory global-leadership roles at both major pharmaceutical and biopharmaceutical companies, Dr. Itri has overseen the development and regulatory approval of multiple therapeutic compounds. Most recently, Dr. Itri was Chief Medical Officer at Immunomedics, Inc, where she oversaw the development program and approval of TRODELVY®.

2021 Fourth Quarter and Full Year Financial Highlights

As of December 31, 2021, cash and cash equivalents totaled $149.0 million, compared to $4.5 million as of December 31, 2020. Based on our current plans, we expect cash and cash equivalents to fund operations into 2024.

For the year ended December 31, 2021, we recognized $1.0 million of license revenue related to a milestone payment pursuant to our license agreement with EOC Pharma. This compares to the $14.0 million received during the year ended December 31, 2020, related to the non-refundable upfront payment for the rights and license granted to EOC Pharma under the license agreement for the further development and commercialization of FYARRO in the People’s Republic of China, Hong Kong Special Administration Region, Macao Special Administrative Region and Taiwan.

Operating expenses for the fourth quarter were $16.9 million compared to $5.7 million in the prior year quarter. For the year ended December 31, 2021, operating expenses totaled $112.3 million, an increase of $95.2 million compared to $17.1 million for the same period in 2020. The increase in operating expenses for the full year ended December 31, 2021 is due primarily to a non-cash impairment charge related to an acquired contract intangible asset of $74.2 million incurred in conjunction with the merger which was previously reported in the third quarter, and increases in research and development and general and administrative expenses.

Research and development expenses for the fourth quarter were $7.2 million compared to $5.3 million in the prior year quarter. For the year ended December 31, 2021, research and development expenses increased approximately $4.7 million, to $19.7 million compared to $15.0 million for the same period in 2020. This increase was primarily the result of increased expenses associated with our clinical and commercial drug manufacturing compared to the same periods in 2020.

General and administrative expenses for the fourth quarter were $9.7 million, a $9.3 million increase over the prior year quarter. For the year ended December 31, 2021, general and administrative expenses increased by approximately $16.4 million, to $18.5 million from $2.1 million for the same period in 2020. This increase was primarily the result of increased personnel expenses related to the buildout of our commercial operations and infrastructure, as well as increased marketing expenses to prepare for the commercial launch of FYARRO in 2022. We also incurred approximately $2.0 million of compensation expense related to former Aerpio executives as a result of the merger.

Net loss attributable to common stockholders for the fourth quarter was $16.0 million compared to net income attributable to common stockholders of $7.8 million in the prior year quarter. Net loss attributable to common stockholders for the year ended December 31, 2021 was $110.7 million compared with $4.5 million in the prior year, primarily driven by the non-cash impairment charge of $74.2 million previously reported in the third quarter, and an increase in drug manufacturing and marketing expenses to prepare for the commercial launch in 2022 which were discussed above.

About the National Comprehensive Cancer Network® (NCCN)

The NCCN is a not-for-profit alliance of 27 leading U.S. cancer centers devoted to patient care, research and education, is dedicated to improving the quality, effectiveness and efficiency of cancer care. The intent of the NCCN Guidelines is to assist in the decision-making process of individuals involved in cancer care – including physicians, nurses, pharmacists, payers, patients and their families – with the ultimate goal of improving patient care and outcomes. For more information about the National Comprehensive Cancer Network go to: https://www.nccn.org/home/about

About Malignant PEComa

Advanced malignant PEComa, defined by the World Health Organization as ‘mesenchymal tumors composed of distinctive cells that show a focal association with blood-vessel walls and usually express both melanocytic and smooth muscle markers,’ are a rare subset of soft-tissue sarcomas, with an undefined cell of origin. While there is no formal epidemiology for malignant PEComa, it is estimated that there are about 100-300 new patients per year in the United States. Malignant PEComas may arise in almost any body site (typically the uterus, retroperitoneum, lung, kidney, liver, genitourinary, and gastrointestinal tract with a female predominance) and can have an aggressive clinical course including distant metastases and ultimately death. The estimated prognosis based on retrospective reports is 12-16 months. Cytotoxic chemotherapies typically used for sarcoma show minimal benefit. Malignant PEComas have been shown to frequently harbor mutations in the TSC1 and/or TSC2 genes that result in the activation of mTOR pathway making it a rational therapeutic target for this disease.

About the PRECISION 1 Trial

The PRECISION 1 Trial is a multi-center, open-label, tumor-agnostic pivotal study, of nab-sirolimus designed as a basket trial that will evaluate approximately 120 adult and adolescent patients with solid tumors harboring pathogenic inactivating alterations in TSC1 or TSC2 genes. The trial will have two independent arms of 60 patients each to separately evaluate patients with either TSC1 or TSC2 inactivating alterations. Aadi has received Fast Track designation to evaluate nab-sirolimus in this indication from the FDA. The trial opened for enrollment in February 2022.

About FYARRO™

FYARRO is an mTOR inhibitor indicated for the treatment of adult patients with locally advanced unresectable or metastatic malignant perivascular epithelioid cell tumor (PEComa).

Important Safety Information

Contraindication

FYARRO is contraindicated in patients with a history of severe hypersensitivity to sirolimus, other rapamycin derivatives, or albumin.

Warnings and Precautions

Stomatitis

Stomatitis, including mouth ulcers and oral mucositis, occurred in 79% of patients treated with FYARRO, including 18% Grade 3. Stomatitis was most often first reported within 8 weeks of treatment. Based on the severity of the adverse reaction, withhold, resume at reduced dose, or permanently discontinue FYARRO.

Myelosuppression

FYARRO can cause myelosuppression including anemia, thrombocytopenia and neutropenia. Anemia occurred in 68% of patients; 6% were Grade 3. Thrombocytopenia and neutropenia occurred in 35% of patients each. Obtain blood counts at baseline and every 2 months for the first year of treatment and every 3 months thereafter, or more frequently if clinically indicated. Based on the severity of the adverse reaction, withhold, resume at reduced dose, or permanently discontinue FYARRO.

Infections

FYARRO can cause infections. Infections such as urinary tract infections (UTI), upper respiratory tract infections and sinusitis occurred in 59% of patients. Grade 3 infections occurred in 12% of patients, including a single case each of a UTI, pneumonia, skin, and abdominal infections. Monitor patients for infections, including opportunistic infections. Based on the severity of the adverse reaction, withhold, resume at reduced dose, or permanently discontinue FYARRO.

Hypokalemia

FYARRO can cause hypokalemia. Hypokalemia occurred in 44% of patients including 12% Grade 3 events. Monitor potassium levels prior to starting FYARRO and implement potassium supplementation as medically indicated. Based on the severity of the adverse reaction, withhold, resume at reduced dose, or permanently discontinue FYARRO.

Hyperglycemia

FYARRO can cause hyperglycemia. Hyperglycemia occurred in 12% of patients treated with FYARRO, all of which were Grade 3 events. Monitor fasting serum glucose prior to starting FYARRO. During treatment, monitor serum glucose every 3 months in non-diabetic patients, or as clinically indicated. Monitor serum glucose more frequently in diabetic patients. Based on the severity of the adverse reaction, withhold, resume at reduced dose, or permanently discontinue FYARRO.

Interstitial Lung Disease / Non-Infectious Pneumonitis

FYARRO can cause interstitial lung disease (ILD) / non-infectious pneumonitis. ILD / non-infectious pneumonitis occurred in 18% of patients treated with FYARRO, of which all were Grades 1 and 2. Based on the severity of the adverse reaction, withhold, reduce the dose, or permanently discontinue FYARRO.

Hemorrhage

FYARRO can cause serious and sometimes fatal hemorrhage. Hemorrhage occurred in 24% of patients treated with FYARRO, including Grade 3 and Grade 5 events in 2.9% of patients each. Monitor patients for signs and symptoms of hemorrhage. Based on the severity of adverse reaction, withhold, resume at reduced dose, or permanently discontinue FYARRO.

Hypersensitivity Reactions

FYARRO can cause hypersensitivity reactions. Hypersensitivity reactions, including anaphylaxis, angioedema, exfoliative dermatitis, and hypersensitivity vasculitis have been observed with administration of the oral formulation of sirolimus. Hypersensitivity reactions including anaphylaxis have been observed with human albumin administration. Monitor patients closely for signs and symptoms of infusion reactions during and following each FYARRO infusion in a setting where cardiopulmonary resuscitation medication and equipment are available. Monitor patients for at least 2 hours after the first infusion and as clinically needed for each subsequent infusion. Reduce the rate, interrupt infusion, or permanently discontinue FYARRO based on severity and institute appropriate medical management as needed.

Embryo-Fetal Toxicity

Based on animal studies and the mechanism of action, FYARRO can cause fetal harm when administered to a pregnant woman. In animal studies, mTOR inhibitors caused embryo-fetal toxicity when administered during the period of organogenesis at maternal exposures that were equal to or less than human exposures at the recommended lowest starting dose. Advise pregnant women of the potential risk to a fetus. Advise females of reproductive potential to avoid becoming pregnant and to use effective contraception while using FYARRO and for 12 weeks after the last dose.

Male Infertility

Azoospermia or oligospermia may be observed in patients treated with FYARRO. FYARRO is an anti-proliferative drug and affects rapidly dividing cells such as germ cells.

Immunizations and Risks Associated with Live Vaccines

No studies in conjunction with immunization have been conducted with FYARRO. Immunization during FYARRO treatment may be ineffective. Update immunizations according to immunization guidelines prior to initiating FYARRO, if possible. Immunization with live vaccines is not recommended during treatment and avoid close contact with those who have received live vaccines while on FYARRO. The interval between live vaccinations and initiation of FYARRO should be in accordance with current vaccination guidelines for patients on immunosuppressive therapies.

Risk of Transmission of Infectious Agents with Human Albumin

FYARRO contains human albumin, a derivative of human blood. Human albumin carries only a remote risk of transmission of viral diseases because of effective donor screening and product manufacturing processes. A theoretical risk for transmission of Creutzfeldt-Jakob Disease (CJD) also is considered extremely remote. No cases of transmission of viral diseases or CJD have ever been associated with albumin.

Adverse Reactions

Adverse Reactions in PEComa

The most common adverse reactions (≥30%) were stomatitis in 27 (79%) patients; fatigue and rash in 23 (68%) patients each; infection in 20 (59%) patients; nausea and edema in 17 (50%) patients each; diarrhea, musculoskeletal pain and decreased weight in 16 (47%) patients each; decreased appetite in 15 (44%) patients; cough in 12 (35%) patients; and vomiting and dysgeusia in 11 (32%) patients each.

Laboratory Abnormalities in PEComa

The most common Grade 3 to 4 laboratory abnormalities (≥6%) were decreased lymphocytes in 7 (21%) patients; increased glucose and decreased potassium in 4 (12%) patients each; decreased phosphate in 3 (9%) patients; and decreased hemoglobin and increased lipase in 2 (6%) patients each.

Dosage interruptions

Dose interruptions of FYARRO due to an adverse reaction occurred in 22 (65%) patients. Adverse reactions which required dosage interruption in >5% of patients included stomatitis in 6 (18%) patients, pneumonitis in 5 (15%) patients, anemia in 3 (9%) patients, and dehydration, dermatitis acneiform, and thrombocytopenia in 2 (6%) patients each.

Dose reduction

Dose reductions of FYARRO due to an adverse reaction occurred in 12 (35%) patients. Adverse reactions which required dose reductions in > 5% of patients included stomatitis and pneumonitis in 3 (9%) patients each.

Drug Interactions

Reduce the dosage of FYARRO to 56 mg/m2 when used concomitantly with a moderate or weak cytochrome P-450 3A4 (CYP3A4) inhibitor. Avoid concomitant use with drugs that are strong CYP3A4 and/or P-glycoprotein (P-gp) inhibitors and inducers and with grapefruit and grapefruit juice.

Use in Specific Populations

Pregnancy

Based on the mechanism of action and findings in animals, FYARRO can cause fetal harm when administered to a pregnant woman. Advise females of the potential risk to a fetus and to avoid becoming pregnant while receiving FYARRO.

Lactation

Sirolimus is present in the milk of lactating rats. There is potential for serious adverse effects from sirolimus in breastfed infants based on mechanism of action. Because of the potential for serious adverse reactions in breastfed infants from FYARRO, advise women not to breastfeed during treatment with FYARRO and for 2 weeks after the last dose.

Females and Males of Reproductive Potential

FYARRO can cause fetal harm when administered to a pregnant woman. Verify the pregnancy status of females of reproductive potential prior to starting treatment with FYARRO. Advise females of reproductive potential to use effective contraception and avoid becoming pregnant during treatment with and for at least twelve weeks after the last dose of FYARRO. Advise males with female partners of reproductive potential to use effective contraception and avoid fathering a child during treatment with FYARRO and for at least twelve weeks after the last dose of FYARRO. Although there are no data on the impact of FYARRO on fertility, based on available clinical findings with oral formulation of sirolimus and findings in animals, male and female fertility may be compromised by the treatment with FYARRO.

Pediatric

The safety and effectiveness of FYARRO in pediatric patients have not been established.

Geriatric Use

Of the 34 patients treated with FYARRO, 44% were 65 years of age and older, and 6% were 75 years of age and older. Clinical studies of FYARRO did not include sufficient numbers of patients aged 65 and over to determine whether they respond differently from younger patients.

Hepatic Impairment

FYARRO is not recommended for use in patients with severe hepatic impairment. Reduce FYARRO dosage in patients with mild or moderate hepatic impairment.

Full prescribing information can be found here.

About Aadi Bioscience

Aadi is a biopharmaceutical company focused on precision therapies for genetically-defined cancers. Aadi’s primary goal is to bring transformational therapies to cancer patients with mTOR pathway driver alterations where other mTOR inhibitors have not or cannot be effectively exploited due to problems of pharmacology, effective drug delivery, safety, or effective targeting to the disease site. In November 2021, Aadi received FDA approval for FYARRO™ for the treatment of adult patients with locally advanced unresectable or metastatic malignant perivascular epithelioid cell tumor (PEComa), and in February 2022 Aadi announced the commercial launch of FYARRO in this indication. FYARRO is an mTOR inhibitor bound to human albumin that has demonstrated significantly higher tumor accumulation, greater mTOR target suppression, and increased tumor growth inhibition over other mTOR inhibitors in preclinical models.

Based on data from the AMPECT trial with FYARRO and following discussions with the FDA about other emerging data with FYARRO, Aadi has initiated PRECISION 1, a tumor-agnostic registrational trial in mTOR inhibitor-naïve solid tumors harboring TSC1 or TSC2 inactivating alterations. Aadi also has ongoing studies to evaluate dosing of FYARRO in combination regimens. More information on Aadi’s development pipeline is available on the Aadi website at www.aadibio.com.

Forward-Looking Statements

Aadi cautions you that certain statements included in this press release that are not a description of historical facts are forward-looking statements. These statements are based on Aadi’s current beliefs and expectations. Forward-looking statements include statements regarding: our plans and potential for success relating to commercializing FYARRO; the expectations regarding the beneficial characteristics, safety, efficacy and therapeutic effects of FYARRO; our plans related to further development and manufacturing of FYARRO; the timing of additional clinical trials, including the registrational trial in patients harboring TSC1 and TSC2 inactivating alterations; the timing or likelihood of regulatory filings and approvals of FYARRO, including in potential additional indications and potential filings in additional jurisdictions; anticipated reception of FYARRO in the physician community; and the sufficiency of our existing capital resources and the expected timeframe to fund our future operating expenses and capital expenditure requirements. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to Aadi’s ability to successfully commercialize FYARRO; uncertainties associated with the clinical development and regulatory approval of FYARRO in additional indications, including potential delays in the commencement, enrollment and completion of clinical trials for additional indications; the risk that unforeseen adverse reactions or side effects may occur in the course of commercializing, developing and testing FYARRO; risks associated with the failure to realize any value from FYARRO in light of inherent risks and difficulties involved in successfully bringing product candidates to market; risks related to Aadi’s estimates regarding future expenses, capital requirements and need for additional financing; and risks related to the impact of the COVID-19 pandemic on Aadi’s operations, the biotechnology industry and the economy generally.

Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption “Risk Factors” in Aadi’s Form 10-K filed on March 17, 2022, and elsewhere in Aadi’s reports and other documents that Aadi has filed, or will file, with the SEC from time to time and available at www.sec.gov.

All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Aadi undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

FYARRO™ is a trademark of Aadi Bioscience, Inc.

For more information about FYARRO, visit: https://fyarro.com/

Contacts

Investors:

Irina Koffler

LifeSci Advisors LLC

ikoffler@lifesciadvisors.com

AADI BIOSCIENCE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$148,989	$4,455
Accounts receivable	—	14,149
Prepaid expenses and other current assets	2,283	81
Total current assets	151,272	18,685
Property and equipment, net	57	21
Operating lease right-of-use assets	557	119
Intangible asset, net	3,811	—
Other assets	2,213	—

Total assets	$157,910	$18,825

Liabilities and shareholders’ equity (deficit)
Current liabilities:
Accounts payable	$6,439	$2,392
Accrued liabilities	8,445	4,099
Payable to related party	258	14,314
Convertible related party promissory notes payable at fair value	—	9,029
Operating lease liabilities, current portion	131	125
Other current liabilities	—	99

Total current liabilities	15,273	30,058
Convertible promissory notes payable at fair value	—	1,102
Payable to related party	5,757	—
Operating lease liabilities, net of current portion	474	—
Other liabilities	—	97

Total liabilities	21,504	31,257

Stockholders’ equity (deficit):
Series A preferred stock	—	1
Common stock	2	1
Additional paid-in capital	279,089	20,161
Accumulated deficit	(142,685)	(32,595)

Total stockholders’ equity (deficit)	136,406	(12,432)

Total liabilities and stockholders’ equity (deficit)	$157,910	$18,825

AADI BIOSCIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except shares and earnings per share amounts)

	Three months ended		Year Ended
	December 31,		December 31,
	2021	2020	2021	2020
	unaudited
Revenue
License revenue	$1,000	$14,000	$1,000	$14,000
Grant revenue	—	149	120	580

Total Revenue	1,000	14,149	1,120	14,580

Operating expenses
Research and development	7,227	5,324	19,670	15,008
General and administrative	9,718	421	18,511	2,121
Impairment of intangible asset	—	—	74,156	—

Total operating expenses	16,945	5,745	112,337	17,129

(Loss) income from operations	(15,945)	8,404	(111,217)	(2,549)
Other income (expense)
Change in fair value of convertible promissory note	—	(153)	1,585	(153)
Gain upon extinguishment of debt	—	—	196	—
Interest income	12	—	13	41
Interest expense	(57)	(230)	(665)	(815)

Total other (expense) income, net	(45)	(383)	1,129	(927)

(Loss) income before income taxes	(15,990)	8,021	(110,088)	(3,476)
Income tax expense	—	(1)	(2)	(2)

Net and comprehensive (loss) income	(15,990)	8,020	(110,090)	(3,478)
Cumulative dividends on convertible preferred stock	—	(247)	(647)	(987)

Net and comprehensive (loss) income attributable to common stockholders	$(15,990)	$7,773	$(110,737)	$(4,465)

Net and comprehensive (loss) income per share attributable to common stockholders, basic and diluted	$(0.77)	$3.06 *	$(12.41)	$(1.76)

Weighted average number of common shares outstanding used in computing net and comprehensive (loss) income per share attributable to common stockholders, basic and diluted	20,890,305	2,542,358	8,923,369	2,542,358

*	Fourth quarter 2020 represents basic earnings per share; fully diluted not presented.